Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of The Charles Schwab Corporation and the effectiveness of The Charles Schwab Corporation’s internal control over financial reporting dated February 24, 2011, appearing in the Annual Report on Form 10-K of The Charles Schwab Corporation for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

San Francisco, California
September 1, 2011